Exhibit 11.1

We consent to the use, in this Offering Statement on Form 1-A of Hightimes Holding Corp. of our report dated November 6, 2017 on our audits of the consolidated financial statements of Trans- High Corporation for the years ended December 31, 2016 and 2015, and the reference to us under the caption "Financial Statements."

Our report on Trans-High Corporation contains an explanatory paragraph regarding the ability of Trans-High Corporation to continue as a going concern.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

New York, NY

December 22, 2017

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